EXHIBIT 4.6

AMENDMENT

TO THE

PROMISSORY NOTE DATED DECEMBER 5, 2005

TO HARMEL S. RAYAT

AMENDMENT dated January 18, 2006 (the “Note Amendment”) to that certain Promissory Note dated December 5, 2005 (the “Note”), issued by Hepalife Technologies, Inc., a Florida corporation (the “Company”), to Harmel S. Rayat, in the original principal amount of Two Hundred Thousand Dollars ($200,000), the original executed copy of which is attached hereto.

1.

Amendment to Note.  In accordance with the terms and provisions of Section 4(a) of the Note, the Note is hereby amended as follows:

(a)  By deleting section 1 thereof and substituting the following in lieu thereof:

1.  Payment.  (a)  The Outstanding Principal balance of the Note, together with accrued and unpaid interest thereon shall be paid by the Company to the Holder, at the address as provided to the Company by the Holder in writing, in lawful money of the United States of America upon the earlier to occur of:

(1)  The occurrence of an Event of Default (as defined in Section 2 of the Note), which occurrence shall be deemed written demand by the holder for payment of the note; or

(2)  The Company’s receipt of written demand for payment from the Holder.

(b)  Interest shall accrue with respect to the unpaid principal amount of the loan from the date of this Note until such principal is paid at a rate of eight and one-half percent (8.50%) per annum (computed on the basis of a 365-day year).

(c)  Company shall have the right at any time and without penalty to prepay, in whole or in part, the principal outstanding and/or the interest accrued hereunder.”

2.

Balance of provisions of Note to Remain Unchanged and in Force and Effect.  Except as amended by Section 1 of this Note Amendment, all of the other terms and provisions of the Note remain unchanged and in full force and effect.

3.

Binding Effect; Assigns.  This Note Amendment and all of the provisions hereof shall be binding upon and inure to the benefit of the Holder, his successors and assigns.

4.

Governing Law.  This Note Amendment and the validity, interpretation and performance of the terms and provisions hereof shall be governed by, and construed in accordance with, the internal laws of the State of Florida, without regard to the principles of conflicts of laws.

5.

Headings.  The headings used in this Note Amendment are for convenience of  reference only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

6.

Entire Amendment.  This Note Amendment constitutes the entire amendment of the Note, and supersedes all prior agreements and undertakings, both written and oral, between the Company and the Holder with respect to such specific subject matter.

IN WITNESS WHEREOF, the Company has caused this Note Amendment to be executed this 18th day of January, 2006.

Hepalife Technologies, Inc.

By

/s/ Arian Soheili

Name:

Arian Soheili

Title:

Secretary and Treasurer